EXHIBIT 3(xiii)

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective 6 August l999, is between RTC, Inc., a Maryland corporation, with offices at 738 McCann Rd., Severna Park, MD 21146 (the "Company") and Ray U. May, having an address at 738 McCann Rd., Severna Park, MD 21146 (the "Executive").

1. TERMS OF EMPLOYMENT

The term of this Agreement shall commence on the effective date of this Agreement and end on the earlier (i) the anniversary of the effective date or(ii) the date upon which the Executive's employment is terminated in accordance with Section 4.

2.  POSITION

Duties, and Responsibilities.

a) Position - The Company agrees to employ the Executive as it President and Chief Executive Officer and the Executive agrees to accept such employment with the Company, subject to the terms and conditions of this Agreement. The Executive shall devote his full business time and attention to rendering the services to the Company customarily incident to the position of President and Chief Executive Officer and to such other services as may be reasonably requested by the Board of Directors of the Company.

b) Other Activities - The Executive agrees to devote his full business time and attention to the business and affairs of the Company, and to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform such responsibilities faithfully. It is expressly understood and agreed that during the term of this Agreement the Executive will not be employed by, retained by, or represent in any capacity any other person, firm or company engaged in business of a similar nature or in competition with the Company without the prior written consent of the Company.

3.  SALARY, OTHER BENEFITS: EXPENSES.

a) Salary - In consideration of the services to be rendered under this Agreement, the Executive shall be paid an annual base salary ("Annual Base Salary") of one hundred twenty five thousand dollars ($125,000). The Annual Base Salary shall be payable monthly. The Company shall have the right, but not the duty, to review the Annual Base Salary periodically.

b) Benefits - The Company will provide the Executive with the right to participate in and to receive benefits from all present and future benefit plans, practices, policies and programs (including without limitation, medical, prescription drugs, dental, disability, salary continuance, employee life, group life. accidental death and travel accident insurance plans and programs) as are approved by the Board of Directors and are available to comparable executives of the Company; in addition, as he becomes eligible, the Company will provide the Executive with the right to participate in all retirement plans, practices and programs, and all similar benefits, made available generally to comparable executives of the Company. The Executive shall be entitled to 4 weeks annual vacation and to sick leave as determined in accordance with Company policy. The amount and extent of benefits to which the Executive is entitled shall be governed by each specific benefit plan offered by the Company, as it may be amended from time to time.

c) Expenses - The Company shall promptly reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's general policies, as they may be amended from time to time during the course of this agreement.



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4. TERMINATION OF EMPLOYMENT

a) By Death - The Executive's employment shall terminate automatically upon his death. The company shall pay to the Executive's beneficiaries or state, as appropriate, the salary to which he is entitled pursuant to Section 3(a) as of the date of his death. After the payments called for in this Section 4(a) are made, the Company's obligations hereunder shall terminate. This section shall not affect entitlement of the Executive's estate or beneficiaries to death benefits under any benefit plan of the Company.

b) By Disability - The Company may terminate the Executive's employment at any time without notice and without liability if the Executive suffers any physical or mental disability that renders him totally disabled under the terms and provisions of any disability plan or program sponsored or maintained by the Company, or, in the absence of such plan or program, that in the Company's reasonable judgment would prevent the Executive from performing his duties under this Agreement with reasonable accommodation for a period of 120 consecutive days. The Company shall pay the salary to which the Executive is entitled pursuant to Section 3(a) through the date of termination. After the payments called for in this Section 4(b) are made, the Company's obligations hereunder shall terminate. This Section shall not affect the Executive's right to disability insurance proceeds, if applicable.

c) By Company For Cause - The Company may terminate the Executive's employment for cause (as defined below) at any time without notice and without liability. The Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the date of termination, and thereafter the Company's obligations hereunder shall terminate. Termination shall be for cause if:

    (i) the Executive neglects significant duties he is required to perform or violates material Company policy, and, after being warned, continues to neglect such duties or continues to violate the specified Company policy;

    (ii) the Executive commits a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

    (iii)  the Executive exhibits gross negligence in the course of employment;

    (iv) the Executive fails to obey a lawful direction of the President or the Board of Directors without good cause;

    (v) the Executive is convicted of any misdemeanor involving moral turpitude;

    (vi) the Executive is convicted of a felony.

d)  By the Executive or the Company At Will

    (i) Termination by the Company. The Company may, at any time, terminate the Executive's employment without cause. If the Executive's employment is terminated during the term of this Agreement by the Company at will and not for cause (as defined in Section 4(c)) the Executive shall be entitled to receive the Annual Base Salary less the compensation paid to him by a subsequent employer for any remaining period of the Agreement. Nothing in this Section 4(d)(i) shall prevent the Company from exercising its right under Section 4(c) to terminate the Executive's employment for cause.



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    (ii) Termination by the Executive under Other Circumstances. If
    Section4(d)(ii) does not apply, the Executive may, upon giving thirty (30) days' written notice to the Company, terminate his employment for any reason. If the Executive terminates his employment pursuant to this Section 4(d)(ii), the Company shall pay the Executive the salary to which he is entitled pursuant to Section 3(a) through the end of the notice period, and thereafter the Company's obligations hereunder shall terminate.

e)  Termination Obligations.

    (i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belongs to the Company and shall, if physically returnable, be promptly returned to the Company upon request of the Company upon termination of his employment. "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof and Proprietary Information (as defined below). Following termination, the Executive will not retain any written or other tangible material containing any Proprietary Information.

    (ii) Upon termination of his employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company, and will execute a letter of resignation if requested by the Company.

5.  POST TERMINATION OBLIGATIONS.

a) Proprietary Information Defined - "Proprietary Information" is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of the Company, or to its clients, consultants, or business associates, including all intangible property used in the Company's business, whether owned by the Company as of the date of this Agreement or developed thereafter, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in the Executive's possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to the Executive without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.

b) General Restrictions on Use of Proprietary Information - The Executive agrees that all Proprietary Information is property of the Company and he agrees to hold all Proprietary information in strict confidence and trust for the sole benefit of the Company and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company's premises any Proprietary Information (or remove from the premises any other property of the Company), except (i) during his employment to the extent necessary to carry out the Executive's responsibilities under this Agreement, and (ii) after termination of his employment as specifically authorized in writing by the Company's Board.



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c)  Non-Solicitation and Non-Raiding - To forestall the disclosure or use of
    Proprietary Information in breach of Section 5, and in consideration of this Agreement, Executive agrees that for a period of two years after termination of his employment, he shall not, for himself or any third party, directly or indirectly (i) divert or attempt to divert from the Company any business of any kind in which it is engaged, including, without limitation, the solicitation of its customers as to products which are directly competitive with products sold by the Company at the time of the Executive's termination, or interfere with any of its suppliers or customers, or (ii) solicit for employment any person employed by the Company during the period or such person's employment and for a period of one year after the termination of such person's employment with the Company.

d) Contacts with the Press - Following termination, the Executive will continue to abide by the Company's policy that prohibits discussing any aspect of Company business with representatives of the press without first obtaining the permission of the Company's President or its Board.

e) Non-Compete - For a period of two years following termination, the Executive will not directly or indirectly, whether or not for compensation, and whether or not as an employee (i) engage in or have any financial interest in any business competing with the Company, or (ii) solicit or induce on behalf of any business competing with the business of the Company, any customer of the Company.

6. SUCCESSORS

a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives to the extent provided elsewhere in this Agreement.

b) This Agreement shall inure to the benefit of the Company and its successors and assigns.

c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in, this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

7. NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed as follows:

                To the Company:
                RTC, Inc
                738 McCann Rd,
                Severna Park, MD 21146
                Attn: President

                With a Copy to:
                Eurotelecom Communications, Inc

                To the Executive:
                Ray U. May
                738 McCann Rd.,
                Severna Park, MD 21146



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Notice of change of address shall be effective only when given in accordance with this section.

8.  ENTIRE AGREEMENT.

The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. This Agreement supersedes any prior agreements, written or oral, between the Company and the Executive concerning the terms of Executive's employment.

9. AMENDMENTS. WAIVERS.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized officer of the Company other than Executive, By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power provided herein or by law or in equity.

10. SEVERABILITY: ENFORCEMENT.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforce ability of any other provisions of this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect..

11. GOVERNING LAW

This Agreement shall be governed by and constructed in accordance- with the laws of the State of Maryland.

12. VOLUNTARY EXECUTION.

Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

13.  ARBITRATION.

Any controversy between the Executive, his heirs or estate and the Company or any office; director, or employee of the Company arising from, related to, or having and connections with this Agreement or with the Executive's employment by, or other association with, the Company, whether based on tort, contract, statutory, equitable, or other theories, shall be resolved by arbitration on accordance with the then-current employment arbitration rules, if available, or otherwise the commercial arbitration rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The location of the arbitration shall be the State of New Jersey.



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14. WITHHOLDINGS

The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulations.

The parties have duty executed the Agreement as of the effective date which appears at the beginning of this Agreement.



        RTC, Inc.
        By
                  -----------------------------------

                    /s/ Ray U May
                  -----------------------------------
                                           Ray U May